EXHIBIT 99.1

Harvard Bioscience Acquires Multi Channel Systems MCS GmbH and Triangle BioSystems, Inc.

Expected to Add $7.5 Million to $8.5 Million in Revenue in 2015

Acquisitions of Life Science Companies in Germany and North Carolina Substantially Expands Harvard Bioscience's Electrophysiology Product Line

HOLLISTON, Mass., Oct. 1, 2014 (GLOBE NEWSWIRE) -- Harvard Bioscience, Inc. (Nasdaq:HBIO), a global developer, manufacturer and marketer of a broad range of solutions to advance life science, has acquired two privately held life science companies: Multi Channel Systems MCS GmbH, headquartered in Reutlingen, Germany, and Triangle BioSystems, Inc., based in Durham, North Carolina, for a total of approximately $11 million in cash. Both companies are key developers of equipment in the field of electrophysiology, and their acquisitions substantially bolster Harvard Bioscience's leadership within the electrophysiology market.

Together, the acquisitions are expected to add $7.5 million to $8.5 million in revenue in 2015 and these acquisitions are expected to be accretive to 2015 earnings.

Multi Channel Systems MCS, or MCS, was acquired for approximately 7.5 million euros in cash. MCS is a developer, manufacturer and marketer of instrumentation for extracellular recording and stimulation.

Triangle BioSystems, Inc., or TBSI, was acquired for cash proceeds of approximately $1.6 million, net of acquired cash, and is a developer, manufacturer and marketer of wireless neural interface equipment to aid in vivo neuroscience research, especially in the fields of electrophysiology, psychology, neurology and pharmacology.

Further details of the acquisitions can be found in Harvard Bioscience's Form 8-K to be filed with the Securities and Exchange Commission on or about October 1, 2014.

Jeffrey A. Duchemin, CEO and President of Harvard Bioscience, said, "With the acquisitions of MCS and TBSI, Harvard Bioscience becomes a true global leader in electrophysiology, an important segment in both academic research and drug discovery. Building on the momentum of these acquisitions and our existing electrophysiology business, we will leverage and further strengthen Harvard Bioscience's global sales, marketing and distribution capabilities."

Karl-Heinz Boven and Andreas Möller, founders of MCS, will become directors of MCS, now a subsidiary of Harvard Bioscience. Mr. Boven said, "We are proud to join an established public company that has been a trusted partner in life sciences research for more than 100 years. We believe that Harvard Bioscience is ideally positioned to accelerate the process of making our electrophysiology devices available to a greater number of researchers worldwide."

Dr. James Morizio, President and former majority owner of TBSI, will become Director of R&D, Wireless Platform, of Harvard Bioscience. Dr. Morizio said, "We are looking forward to becoming a part of the Harvard Bioscience team, and are confident that with our combined teams, Harvard Bioscience will build on the success we have experienced to date with our extensive electrophysiology device technology."

Mr. Duchemin continued, "Both of these acquisitions complement our existing electrophysiology products from our Warner Instruments brand, which is a pioneer in the field. We believe our expanded product line will be attractive to researchers in a wide range of life science sectors, and our newly combined companies will benefit from the increasing adoption of technologies in electrophysiology. I would like to welcome the management and employees of both MCS and TBSI into the Harvard Bioscience family."

About Multi Channel Systems MCS GmbH's Product Line

Multi Channel Systems MCS GmbH's product line includes in vitro and in vivo electrophysiology, microelectrode arrays (MEA), patch clamps and software, primarily marketed to universities, research institutions and distributors. Its acquisition allows Harvard Bioscience to complement the in vitro electrophysiology line currently offered via its Warner Instruments subsidiary, and broaden its existing selection of patch clamps.

About Triangle BioSystems' Product Line

Triangle BioSystems' primary product, the wireless recording technology, enables researchers to study neural and other biopotential waveforms from awake animals. Its acquisition allows Harvard Bioscience to complement the behavioral neuroscience devices currently offered via its Panlab and Coulbourn Instruments subsidiaries. The patented wireless technology used in Triangle BioSystems' neural interface equipment is FCC-registered and has many potential synergies with Harvard Bioscience's current businesses, including Warner Instruments and new acquisition Multi Channel Systems MCS GmbH.

About Harvard Bioscience

Harvard Bioscience is a global developer, manufacturer and marketer of a broad range of solutions to advance life science. Our products are sold to thousands of researchers in over 100 countries through our global sales organization, catalogs, websites, and through distributors including GE Healthcare, Thermo Fisher Scientific Inc., VWR and other specialized distributors. We have sales and manufacturing operations in the United States, the United Kingdom, Germany, Sweden, Spain, France and Canada. For more information, please visit our website at www.harvardbioscience.com.

Safe Harbor Statement

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements include statements relating to, among other things, expectations regarding revenues and accretive earnings attributable to the acquisitions, statements or inferences about the Company's or management's beliefs or expectations, the Company's anticipated future revenues and earnings, the strength of the Company's market position and business model, the impact of acquisitions, the outlook for the life sciences industry, the Company's business strategy, the positioning of the Company for growth, the market demand and opportunity for the Company's current products, or products it is developing or intends to develop, and the Company's plans, objectives and intentions that are not historical facts. These statements involve risks and uncertainties, including among other things, unanticipated costs relating to the acquisitions; the Company's failure to integrate the acquired businesses or technologies; the Company's inability to manage its growth; competition from the Company's competitors; technological changes resulting in the Company's products becoming obsolete; the Company's ability to retain key personnel; failure or inadequacy of the Company's information technology structure; and other factors that may cause the actual results to differ materially from the statements set forth in this press release. The forward-looking statements in this press release speak only as of the date of this press release. Harvard Bioscience expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

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CONTACT: Jeffrey A. Duchemin
         CEO and President
         jduchemin@harvardbioscience.com

         Robert E. Gagnon
         CFO
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         Tel: 508 893 8999
         Fax: 508 429 8478

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